EX-99.B8.aj.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

REVENUE SHARING AGREEMENT

WHEREAS, Allianz Life Insurance Company of North America (“Company”), and OppenheimerFunds, Inc., investment adviser to certain registered, open-end investment companies that are included in the Participation Agreement referenced below (“Funds”), have previously entered into a Participation Agreement for the Panorama Series Fund, Inc. (Panorama”) on September 4, 2012, (each a “Participation Agreement”); and

WHEREAS, Company desires to provide, and OppenheimerFunds, Inc. and OppenheimerFunds Distributor, Inc., the principal underwriter or distributor for shares of the Funds (OppenheimerFunds Distributor, Inc., and OppenheimerFunds, Inc., are collectively referred to as “OppenheimerFunds”), desires to receive, services relating to the promotion, offering, marketing or distribution of the Funds and/or retention of assets maintained in the Funds as well as shareholder, administrative, recordkeeping, or sub-accounting services;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the OppenheimerFunds and Company hereby agree as follows:

1.	Company will provide the services specified in Schedule A and OppenheimerFunds agrees to pay, from its own resources and/or assets, Company as specified in Schedule B.

2.
The parties may terminate this Revenue Sharing Agreement upon 30 days’ prior written notice, or immediately upon termination of the Selling Agreement.  Termination of this Revenue Sharing Agreement will not affect the obligations of the parties arising prior to termination.

3.
With respect to the sales of shares of the Funds, Company will provide any and all point of sale disclosure documents to customers and clients of Company in accordance with current laws, rules and regulations.

4.
The parties understand and agree that neither OppenheimerFunds nor its affiliates will provide, and Company will not accept, any brokerage commissions for transactions in portfolio securities directed toward it by the Funds or affiliates of the Funds that would in any way pay for, mitigate or offset any financial obligation that OppenheimerFunds has under this Revenue Sharing Agreement.  This includes any agreement or arrangement, whether entered into directly or indirectly, whether explicit or implicit, and whether written or oral, in which Company receives, in consideration for, or recognition of, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions or orders for the purchase or sale of the Fund portfolio securities, mark-ups, mark-downs, or any portion of other fees payable or to be payable from portfolio transactions for the account of a Fund, whether executed by Company or any other broker or dealer, or any other quid pro quo-type arrangement.  OppenheimerFunds also will not pay, and Company will not accept, any such fees from the resources and/or assets of the Funds.

5.	OppenheimerFunds maintains disclosure regarding revenue sharing pursuant to this Revenue Sharing Agreement in the Funds’ registration statements.

6.
Unless modified by this Revenue Sharing Agreement, the terms and conditions of, and the responsibilities and obligations imposed by, the Selling Agreement remain in full force and effect and govern the activities of Company and OppenheimerFunds performed under this Revenue Sharing Agreement.

7.	This agreement supersedes any prior arrangements, written or oral, with Company or any predecessor entity, that covers the services and payments contemplated herein.

The parties hereto through their duly authorized representatives have executed this Revenue Sharing Agreement as of the 4th day of September, 2012:

OppenheimerFunds Distributor, Inc.                                                                            Allianz Life Insurance Company of North
America

By: /s/ Phillip Hensler                                                        By: /s/ Brian Muench

Name: Phillip Hensler                                                        Name: Brian Muench

Title: EVP, Head of Distribution                                                        Title: Vice President, Investments

OppenheimerFunds, Inc.

By: /s/ Mark Santero

Name: Mark Santero

Title: SVP, Distribution Operations

Address for notices:                                                                            Address for notices:
OppenheimerFunds, Inc.                                                                            Allianz Life Insurance Company of NA
OppenheimerFunds Distributor, Inc.                                                                            5701 Golden Hills Drive
Two World Financial Center, 11th Fl                                                                            Minneapolis, MN  55416
225 Liberty St                                                                            Attn:  Chief Legal Officer, VA
New York, NY  10080
212 323 0250
Attention: Donelle Chisolm

with a copy to: General Counsel, OppenheimerFunds Distributor, Inc.

SCHEDULE A

As part of its obligations under this Revenue Sharing Agreement, Company shall provide services relating to the promotion, offering, marketing or distribution of the Funds and/or retention of assets maintained in the Funds, including, but not limited to:

(i)	Facilitating meetings, access and communications regarding the Funds with Company’s sales representatives, branches and regional managers;

(ii)	Providing access to Company’s sales platform, network or program;

(iii)	Providing appropriate contact lists;

(iv)	Providing OppenheimerFunds with information regarding Company’s marketing calendars and sales initiatives;

(v)	Providing monthly reporting on Fund sales;

(vi)	Facilitating meetings and communications regarding the Funds with Company’s operational support personnel;

(vii)	Providing access to home office and product personnel;

(viii)	Providing opportunities to participate in conferences, meetings, and due diligence trips as agreed by the parties;

(ix)	Providing transactional support; and/or

(x)	Providing other support mutually agreed upon from time to time.

As part of its obligations under this Revenue Sharing Agreement, Company shall also provide administrative, sub-accounting, sub-transfer agency or shareholder services, including, but not limited to:

(i) Maintenance of Books and Records
Assisting as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.

Maintaining general ledgers regarding the Accounts' holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by other contract owner service providers.

(ii) Communication with the Funds
Serving as the designee of the Funds for receipt of purchase and redemption orders from the Account and transmit such orders, and payment therefore, to the Funds. Coordinating with the Funds' agents respecting daily valuation of the Funds' shares and the Accounts' units.

Purchase Orders

--	Determining net amount available for investment in the Funds.

--	Depositing receipts at the Funds or the Funds' custodian (generally by wire transfer).

--	Determining net amount required for redemption from the Funds.

--	Notifying the custodian and Funds of cash required to meet payments.

Purchasing and redeeming shares of the Funds on behalf of the Accounts at the then current price in accordance with the terms of the Participation Agreement.

Distributing the Fund’s prospectus, proxy materials, communications and reports to Contract owners.

(iii) Processing Distributions from the Funds
Recording ordinary dividends and capital gain distributions.

(iv) Reports
Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, and any other SEC filings with respect to the Accounts invested in the Funds, as not otherwise provided for.

Periodic information reporting about the Funds to Contract owners, including any necessary delivery of the Funds' prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for. Provide sales data in a format mutually agreed upon.  This data will only be used to support the activities of Company products.

(v) Fund-related Contract Owner Services
Providing ministerial information with respect to Fund inquiries (but excluding fund allocation recommendations, performance projections or any other sales-related information or advice).

Overseeing and assisting the solicitation, counting and voting of contract owner voting interests in the Funds pursuant to Fund proxy statements.

(vi) Other Administrative Support
Providing other administrative and support for the Funds as mutually agreed upon by Company and the Funds or the OppenheimerFunds.

Relieving the Funds of other usual or incidental administrative services provided to individual contract owners.

SCHEDULE B

OppenheimerFunds shall pay Company, at the annual rate of twenty five  basis points (0.25%) computed on the average net assets of Service shares of  Panorama, as reflected on OppenheimerFunds books, that are held in separate accounts that are attributable to variable life or variable annuity products offered by Company (“Allianz Assets”) during the prior quarter.

Payments under this Schedule B will be made to Company quarterly during the term this Agreement is in effect no later than thirty (30) days following the end of the quarter.

Company shall notify OppenheimerFunds in writing within fifteen (15) calendar days following the receipt of a quarterly payment if Company is disputing the payment amount in good faith.  If Company does not provide such notice of dispute within the required time, the payment amount will be deemed correct and accepted by Company.